                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                                                                                      NINE MONTHS ENDED
                                             YEAR ENDED FEBRUARY 29 OR 28,               NOVEMBER 30,
                                    -----------------------------------------------   ------------------
                                     1996     1997      1998       1999      2000      1999       2000
                                    ------   ------   --------   --------   -------   -------   --------
Fixed charges
-- interest expense...............  $   91   $  220   $    110   $    225   $   103   $   155   $    108
-- amortization of capitalized
  expenses related to
  indebtedness....................      --       --         --         --        --        --        131
                                    ------   ------   --------   --------   -------   -------   --------
        Total fixed charges.......  $   91   $  220   $    110   $    225   $   103   $   155   $    239
                                    ======   ======   ========   ========   =======   =======   ========
Earnings
Net income (loss).................  $5,075   $4,657   $(13,165)  $(96,112)  $(8,945)  $(7,851)  $(11,412)
-- fixed charges per above........      91      220        110        225       103       155        239
                                    ------   ------   --------   --------   -------   -------   --------
        Total earnings............  $5,166   $4,877   $(13,055)  $(95,887)  $(8,842)  $(7,696)  $(11,173)
                                    ======   ======   ========   ========   =======   =======   ========
Deficiency of earnings available
  to cover fixed charges..........     N/A      N/A   $(13,165)  $(96,112)  $(8,945)  $(7,851)  $(11,412)
                                    ======   ======   ========   ========   =======   =======   ========
Ratio of earnings to fixed
  charges.........................     57x      22x
                                    ======   ======